March 1, 2018
Telaria, Inc.
1501 Broadway, Suite 801
New York, New York 10036
Re:    Registration on Form S-8
Ladies and Gentlemen:
We have acted as counsel to Telaria, Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to (a) an aggregate of 2,051,621 shares of the Company’s Common Stock, par value $0.0001 per share (the “Additional Plan Shares”), issuable pursuant to the Company’s 2013 Equity Incentive Plan, as amended (the “Plan”) and (b) 1,086,400 shares of Common Stock (the “Inducement Grant Shares”), 900,000 of which are issuable pursuant to an Option Agreement and 186,400 of which are issuable pursuant to a Restricted Stock Unit Award Agreement, in each case, dated July 10, 2017, between the Company and its Chief Executive Officer (the “Inducement Award Agreements”).
In connection with this opinion, we have examined and relied upon our review of (a) the Registration Statement and related prospectuses, (b) the Plan and the Inducement Award Agreements, (c) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, and (d) the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.
Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Additional Plan Shares and the Inducement Grant Shares, when sold and issued in accordance with the Plan or the Inducement Award Agreements, as applicable, and the Registration Statement and related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).
We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:/s/ J. Peyton Worley
J. Peyton Worley

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